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                                                      Rule 424(b)(3)
                                                      Registration No. 333-41947

PROSPECTUS SUPPLEMENT
(To Prospectus dated December 16, 1997)

                               7,000,000 SHARES

                        GROUP MAINTENANCE AMERICA CORP.

                                 COMMON STOCK

                           -------------------------

        On January 6, 1998, Group Maintenance America Corp. (the "Company") acquired the business and operations of Sterling Air Conditioning, Inc. ("Sterling"), which installs HVAC systems in new and existing homes in the Houston, Texas, area. Sterling's revenues for fiscal 1996 were $5,400,000 and its income from operations was $3,630. Sterling is headquartered in Friendswood, Texas.

        On January 14, 1998, the Company acquired the business and operations of Wiegold & Sons, Inc. ("Wiegold"), which provides HVAC maintenance, repair and replacement services to residential customers in the Naples, Florida, area. Wiegold's revenues for fiscal 1996 were $3,400,000 and its income from operations was $123,523. Wiegold is headquartered in Naples, Florida.

        The aggregate consideration paid by the Company in connection with these acquisitions consisted of $2,900,000 in cash and 805,969 shares of the Company's common stock, par value $.001 per share.


                                        January 15, 1997